Schedule A

to

Second Amended and Restated Expense Limitation Agreement

Dated: June 1, 2018 Revised: November 19, 2025

Expense Limited Fund	End of Initial Term

PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund	October 31, 2019

PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund	October 31, 2019

PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund	October 31, 2019

PIMCO 25+ Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund	October 31, 2019

PIMCO Active Bond Exchange-Traded Fund	October 31, 2019

PIMCO Broad U.S. TIPS Index Exchange-Traded Fund	October 31, 2019

PIMCO Enhanced Low Duration Active Exchange-Traded Fund	October 31, 2019

PIMCO Enhanced Short Maturity Active Exchange-Traded Fund	October 31, 2019

PIMCO Enhanced Short Maturity Active ESG Exchange-Traded Fund	October 31, 2021

PIMCO Ultra Short Government Active Exchange-Traded Fund	October 31, 2019

PIMCO Intermediate Municipal Bond Active Exchange-Traded Fund	October 31, 2019

PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund	October 31, 2019

PIMCO Multisector Bond Active Exchange-Traded Fund	October 31, 2025

PIMCO Municipal Income Opportunities Active Exchange-Traded Fund	October 31, 2022

PIMCO Senior Loan Active Exchange-Traded Fund	October 31, 2023

PIMCO Prime Limited Maturity Active Exchange-Traded Fund	October 31, 2019

PIMCO Short Term Municipal Bond Active Exchange-Traded Fund	October 31, 2019

PIMCO Preferred and Capital Securities Active Exchange-Traded Fund	October 31, 2024

PIMCO Commodity Strategy Active Exchange-Traded Fund	October 31, 2024

PIMCO US Stocks PLUS Active Bond Exchange-Traded Fund	October 31, 2027

PIMCO ETF Trust	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	By:
Name: Bijal Parikh	Name: Peter Strelow
Title: Treasurer	Title: Managing Director, Co-Chief Operating Officer